Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-192772) pertaining to the Hilton Worldwide Holdings Inc. 2013 Omnibus Incentive Plan of our report dated February 18, 2015, with respect to the consolidated financial statements of Hilton Worldwide Holdings Inc. and the effectiveness of internal control over financial reporting of Hilton Worldwide Holdings Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

McLean, Virginia
February 18, 2015